Filed Pursuant to Rule 433

Dated as of May 7, 2020

Registration Statement No. 333-222514

Term Sheet to Preliminary

Prospectus Supplement dated May 7, 2020

Pricing Term Sheet

Owens Corning

$300,000,000

3.875% Senior Notes due 2030

This pricing term sheet to the preliminary prospectus supplement dated May 7, 2020 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this pricing term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Owens Corning

Expected Ratings (Moody’s / S&P / Fitch):*	Baa3 / BBB / BBB-

Security:	3.875% Senior Notes due 2030

Principal Amount:	$300,000,000

Trade Date:	May 7, 2020

Settlement Date:	May 12, 2020 (T+3)

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2020

Maturity Date:	June 1, 2030

Coupon:	3.875%

Public Offering Price:	99.891% of the principal amount

Benchmark Treasury:	1.500% due February 15, 2030

Benchmark Treasury Price / Yield:	108-05 / 0.638%

Spread to Benchmark Treasury:	+325 basis points

Yield to Maturity:	3.888%

Optional Redemption Provisions:

Make-Whole Call:	Prior to March 1, 2030 (three months prior to their maturity), greater of par and a make whole at Treasury plus 50 basis points, plus accrued and unpaid interest to, but not including, the date of redemption.

Par Call:	On or after March 1, 2030 (three months prior to their maturity), par plus accrued and unpaid interest to, but not including, the date of redemption.

CUSIP / ISIN:	690742 AK7 / US690742AK72

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
J.P. Morgan Securities LLC
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
Fifth Third Securities, Inc.
HSBC Securities (USA) Inc.
Loop Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-800-419-2595 or Wells Fargo Securities, LLC toll-free 1-800-645-3751.